For Immediate Release	Contacts:

	Investors:	Media:

	John C. van Roden	William T. Yanavitch

	(717) 225-2790	(717) 225-2760

Glatfelter Reports 2005 Third Quarter Results

York, PA, November 4, 2005: Glatfelter (NYSE: GLT) today reported net income of $3.7 million, or $0.08 per diluted share, for the third quarter of 2005, compared to $2.2 million, or $0.05 per diluted share, in the third quarter of 2004. The current year’s quarterly results include $0.3 million of tax expense related to previous timberland sales. The reported results for the third quarter of 2004 include gains from insurance recoveries and timberland sales aggregating $6.9 million, or $0.15 per diluted share, after tax, and a restructuring charge totaling $10.2 million, or $0.23 per diluted share, after tax. Excluding these items from each quarter’s results, adjusted earnings (which are reconciled to net income in the accompanying financial tables) in the quarter-to-quarter comparison were $3.9 million, or $0.09 per diluted share compared with $5.6 million, or $0.13 per diluted share.

Operating income in the Specialty Papers business unit totaled $5.4 million in the third quarter of 2005 compared with $3.3 million in the third quarter of 2004, primarily reflecting stronger pricing conditions across most markets. Long Fiber & Overlay Papers’ operating income declined $4.0 million to $1.9 million in the quarter-to-quarter comparison due to softer demand and additional competition in certain of this business unit’s key markets.

“Our Specialty Papers business unit performed very well during the third quarter. Despite soft overall industry demand, Specialty Papers was able to significantly increase volume in our book publishing and engineered products markets. However, poor market conditions for the composite laminates product line of our Long Fiber & Overlay business unit resulted in substantial market-related downtime negatively impacting our financial performance,” said George H. Glatfelter II, Chairman and Chief Executive Officer.

Net sales totaled $146.8 million for the third quarter of 2005, an increase of 2.5% compared to the same quarter a year ago. In the Company’s Specialty Papers business unit, net sales increased $10.1 million, or 11.1%, consisting of an 8.5% increase in volume and $2.2 million attributable to higher product pricing. Net tons shipped in the quarter-to-quarter comparison were particularly strong in this unit’s book publishing and engineered products markets, which generated volume growth of approximately 13% and 9%, respectively. Long Fiber & Overlay Papers’ shipments declined 9.9% and selling prices declined $1.7 million on a constant currency basis in the quarter-to-quarter comparison. The decline in this unit’s performance reflects the adverse effects of a weaker economy in Western Europe during 2005 and increased competition primarily in the composite laminates and food and beverage product lines.

Costs of products sold totaled $123.6 million for the third quarter of 2005, an increase of $4.9 million compared with the same quarter a year ago. In addition to the effect of an increase in net tons shipped, the increase was primarily due to higher fiber, other raw materials, and energy prices aggregating approximately $1.7 million. Further, the Company experienced market-related downtime during the third quarter of 2005 approximating 12% of the production capacity of its Long Fiber & Overlay business unit. Gross profit declined to $25.6 million for the third quarter of 2005 compared to $27.0 million in the year earlier quarter.

Selling, general and administrative (“SG&A”) expenses in the third quarter of 2005 totaled $18.1 million compared with $14.7 million in the year-earlier third quarter. The increase is primarily due to recording additional reserves of $2.7 million associated with environmental matters at the Company’s former Ecusta facility located in North Carolina, which was sold in 2001. Beginning in the third quarter of 2003, the Company disclosed its awareness of ongoing discussions between certain government environmental authorities and the current owner of the site. In September 2005, the North Carolina Department of Environment and Natural Resources (the “NCDENR”), based, in part, on its evaluation of the financial condition of the current owner, sought the Company’s participation in the evaluation and potential remediation of alleged environmentally hazardous conditions at the site. As a result of this recent communication and the Company’s assessment of the most likely outcome of the NCDENR matters, the reserve for estimated costs associated with these matters was increased during the quarter.

The Company’s effective tax rate for the third quarter of 2005 and 2004 was 42% and 5%, respectively. The lower effective rate in 2004 was due to changes in the tax treatment of timberland sales and insurance recoveries completed earlier in 2004. The effective tax rate on adjusted earnings for the third quarter of 2005 and 2004 was 38% and 39%, respectively.

For the first nine months of 2005, net income totaled $11.7 million or $0.26 per diluted share, compared to $36.8 million and $0.84 per diluted share, respectively, in the same period of 2004. Reported results for the first nine months of 2005 include after-tax gains of $1.4 million, or $0.03 per diluted share, from the collection of insurance proceeds related to certain environmental liabilities and $0.3 million of tax expense related to previous timberland sales. The results for the nine months of 2004 benefited from after-tax gains totaling $41.9 million, or $0.95 per share, from the sales of timberlands and the corporate aircraft and from insurance recoveries. In addition, the results for the first nine months of 2004 include after-tax restructuring charges totaling $10.8 million, or $0.24 per diluted share.

Commenting on the near term outlook, Mr. Glatfelter stated, “Market conditions for our Specialty Papers business unit remain relatively stable and I remain encouraged by the continued success of our new product development efforts. Rising input costs across our business, particularly for energy, chemicals and freight, continue to put increasing pressure on our margins. If the current energy cost levels persist and the market price for our products does not increase, our financial results will be adversely impacted.”

Mr. Glatfelter continued, “As we previously stated, our Long Fiber & Overlay Papers business unit continues to be challenged from additional competition and overcapacity and weak economic conditions in certain markets of Western Europe. Demand for this unit’s products is expected to remain soft for the balance of the year, particularly when compared with a very strong fourth quarter in 2004. We are finalizing a detailed and comprehensive program designed to improve the performance of our Long Fiber & Overlay business unit. Similar to our successful 2004 North America Restructuring Program, the objectives of this program will include workforce redesign, expanded supply-chain management strategies and aggressively pursuing new market opportunities through enhanced new product development activities. We expect to generate significant cost reductions and profit improvements from these efforts that will be quantified and communicated in conjunction with our earnings release for the fourth quarter of 2005. In addition, we may incur certain charges in connection with implementing this program.”

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Neenah, WI. International operations include facilities in Germany, France and the Philippines and an office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT.

Caution Concerning Forward-Looking Statements This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products, continued successful execution of the North American Restructuring Program, growth strategies and cost reduction initiatives, circumstances surrounding the Neenah facility and former Ecusta Division, and global political, economic, business, competitive, market, tax legislation and other regulatory factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

As previously announced, the Company will hold a conference call today at 11:00 AM (Eastern) to discuss its third quarter results. Interested persons who wish to hear the conference call webcast live should go to the Company’s Investor Relations web page at www.glatfelter.com/e/invesstock.asp and allow a sufficient amount of time before the start of the conference to register and download any necessary audio software. You may also participate by calling (877) 692-2590 at 10:55 AM (Eastern). A taped replay of the conference call will be available within two hours of the conclusion of the call and until November 11, 2005. To access the taped replay, call (877) 519-4471 and enter conference PIN 6620500. The replay of the conference call also will be available on our website for at least one month following the call.

This press release, which includes financial information to be discussed by management during the conference call discussed above and disclosure and reconciliation of non-GAAP financial measures, is available in the “Earnings Releases” subsection of the “Investor Relations” section of the Company’s web site, www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended September 30
	September 30
In thousands, except per share	2005	2004	2005	2004
Net sales	$146,780	$143,075	$435,959	$404,181
Energy sales – net	2,414	2,616	7,673	7,924

Total revenues	149,194	145,691	443,632	412,105
Costs of products sold	123,578	118,649	369,589	348,522

Gross profit	25,616	27,042	74,043	63,583
Selling, general and administrative expenses	18,061	14,663	52,425	45,176
Restructuring charges	–	16,508	–	17,375
Gains on dispositions of plant, equipment and timberlands, net	(1,327)	(2,464)	(1,408)	(35,894)
Gains from insurance recoveries	–	(7,285)	(2,200)	(32,785)

Operating income	8,882	5,620	25,226	69,711
Nonoperating income (expense)
Interest expense	(3,331)	(3,294)	(9,881)	(9,989)
Interest income	475	444	1,532	1,340
Other – net	293	(457)	529	(515)

Total other income (expense)	(2,563)	(3,307)	(7,820)	(9,164)

Income before income taxes	6,319	2,313	17,406	60,547
Income tax provision	2,656	115	5,744	23,719

Net income	$3,663	$2,198	$11,662	$36,828

Earnings Per Share
Basic	$0.08	$0.05	$0.27	$0.84
Diluted	0.08	0.05	0.26	0.84

Business Unit Financial Information
(unaudited)

Three months ended September 30
In thousands, except net tons sold	Specialty Papers		Long Fiber & Overlay		Other and Unallocated		Total
	2005	2004	2005	2004	2005	2004	2005	2004
Net sales	$100,500	$90,446	$46,259	$52,565	$21	$64	$146,780	$143,075
Energy sales, net	2,414	2,616	–	–	–	–	2,414	2,616

Total revenue	102,914	93,062	46,259	52,565	21	64	149,194	145,691
Cost of products sold	87,808	81,514	39,475	41,071	23	51	127,306	122,636

Gross profit (loss)	15,106	11,548	6,784	11,494	(2)	13	21,888	23,055
SG&A	9,716	8,292	4,926	5,613	3,843	1,109	18,485	15,014
Pension income	–	–	–	–	(4,152)	(4,338)	(4,152)	(4,338)
Restructuring charges	–	–	–	–	–	16,508		16,508
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	(1,327)	(2,464)	(1,327)	(2,464)
Gain on insurance recoveries	–	–	–	–	–	(7,285)	–	(7,285)

Total operating income (loss)	5,390	3,256	1,858	5,881	1,634	(3,517)	8,882	5,620
Non-operating income (expense)	–	–	–	–	(2,563)	(3,307)	(2,563)	(3,307)

Income before income taxes	$5,390	$3,256	$1,858	$5,881	$(929)	$(6,824)	$6,319	$2,313

Supplementary Data
Net tons sold	119,257	109,889	11,454	12,718	9	23	130,720	122,630
Depreciation expense	$8,963	$9,546	$3,567	$3,643	–	–	$12,530	$13,189

Results of individual business units are presented based on our management accounting practices and management structure. There is no comprehensive, authoritative body of guidance for management accounting equivalent to accounting principles generally accepted in the United States of America; therefore, the financial results of individual business units are not necessarily comparable with similar information for any other company. The management accounting process uses assumptions and allocations to measure performance of the business units. Methodologies are refined from time to time as management accounting practices are enhanced and businesses change. The costs incurred by support areas not directly aligned with the business unit are allocated primarily based on an estimated utilization of support area services or included in “Other and Unallocated” in the table above. Certain prior period information has been reclassified to conform to the current period presentation.

Management evaluates results of operations before non-cash pension income, restructuring related charges, unusual items, effects of asset dispositions and insurance recoveries because it believes this is a more meaningful representation of the operating performance of its core papermaking businesses, the profitability of business units and the extent of cash flow generated from core operations. This presentation is closely aligned with the management and operating structure of our company. It is also on this basis that the Company’s performance is evaluated internally and by the Company’s Board of Directors.

Selected Financial Information
(unaudited)

	Nine Months Ended September 30
In thousands	2005	2004
Cash Flow Data
Cash provided (used) by:
Operating activities	$11,596	$25,935
Investing activities	(20,808)	22,690
Financing activities	(13,107)	(52,778)
Depreciation, depletion and amortization	38,186	39,569
Capital expenditures	22,033	14,348
September 30		December 31
	2005	2004

Balance Sheet Data
Cash and cash equivalents	$15,383	$39,951
Total assets	1,007,967	1,052,270
Total debt	205,619	211,226
Shareholders’ equity	413,412	420,370

This press release includes a discussion of earnings before the effects of certain specifically identified items. Management believes that such adjusted earnings are useful to investors as the impact on reported results of certain transactions are identified including, if applicable, strategic asset sales, insurance recoveries and unusual or nonrecurring charges that are specifically identified with strategic initiatives or other unique facts and circumstances. In addition, adjusted earnings represent one measurement used by management and by the Company’s Board of Directors to measure operating performance. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to adjusted earnings discussed herein.

	Three Months Ended September 30
	2005		2004
In thousands, except per share amounts	After tax income	EPS	After tax income	EPS

Net income	$3,663	$0.08	$2,198	$0.05
Timberland sales	259	0.01	(947)	(0.02)
Insurance recoveries	–	–	(5,908)	(0.13)
Restructuring charges	–	–	10,249	0.23
Adjusted earnings	$3,922	$0.09	$5,592	$0.13

	Nine Months Ended September 30
	2005		2004
In thousands, except per share amounts	After tax income	EPS	After tax income	EPS

Net income	$11,662	$0.26	$36,828	$0.84
Timberland and aircraft sales	259	0.01	(20,593)	(0.47)
Insurance recoveries	(1,430)	(0.03)	(21,310)	(0.48)
Restructuring charges	–	–	10,773	0.24
Adjusted earnings	$10,491	$0.24	$5,698	$0.13

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